EXHIBIT 99.2

CERTIFICATION PURSUANT TO SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008.

February 24, 2010

TARP Chief Compliance Officer

Office of Financial Stability

Department of the Treasury

1500 Pennsylvania Avenue

Washington, D.C.  20220

Re:	U.S. Treasury Capital Purchase Program CFO Certification

Gentlemen:

Please find below the 2009 U.S. Treasury Capital Purchase Program-related CEO Certification for 1st United Bancorp:

CERTIFICATION

I, the Chief Financial Officer of 1st United Bancorp, Inc., certify as follows:

(i)        The Compensation Committee of 1st United Bancorp, Inc. (“Bancorp”) has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between Bancorp and the Department of the Treasury and ending with the last day of Bancorp’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Bancorp.

(ii)       The Compensation Committee of Bancorp has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bancorp, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Bancorp and has limited those features to ensure that Bancorp is not unnecessarily exposed to risks;

(iii)      The Compensation Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Bancorp to enhance the compensation of an employee, and has limited any such features;

TARP Chief Compliance Officer

February 24, 2010

(iv)      The Compensation Committee of Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)       The Compensation Committee of Bancorp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)      SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bancorp;

(B)      Employee compensation plans that unnecessarily expose Bancorp to risks; and

(C)      Employee compensation plans that could encourage the manipulation of reported earnings of Bancorp to enhance the compensation of an employee;

(vi)      Bancorp has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate performance metric criteria;

(vii)     Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury of June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii)    Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of Bancorp’s fiscal year containing that date;

(ix)      The Board of Directors of Bancorp has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Bancorp and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Bancorp and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similarly level of responsibility were properly approved;

(x)       Bancorp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between Bancorp and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi)      Bancorp will disclose the amount, nature and justification for the offering during the period beginning on the later of the closing date of the agreement between Bancorp and Treasury or June 15, 2009 and ending with the last day of Bancorp’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)     Bancorp will disclose whether Bancorp, the Board of Directors of Bancorp, or the Compensation Committee of Bancorp has engaged during the period beginning on the later of the closing date of the agreement between Bancorp and Treasury or June 15, 2009 and ending with the last day of Bancorp’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)    Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Bancorp and Treasury or June 15, 2009 and ending with the last day of Bancorp’s fiscal year containing that date;

(xiv)    Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bancorp and Treasury, including any amendments;

(xv)     Bancorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in decending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

TARP Chief Compliance Officer

February 24, 2010

(xvi)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be and may be punished by fine, imprisonment, or both.

/s/ John Marino
John Marino
President and Chief Financial Officer
(Principal Financial Officer)